Exhibit 99.1

Spriza, Inc. Media Marketing Presentation
4 Emerging Concepts & Trends in Social Media Marketing
Marketing to Millennials? Tech Entrepreneur Identifies Opportunities for Businesses

When Beyoncé released her self-titled album late last year, she didn’t go through any of the traditional promotional means, which she called boring. Instead, she simply posted a video featuring the new album cover and pictures of her with the caption “Surprise!” on Instagram.

That was enough for Beyoncé, one of the best-selling music artists of all time. Within the two days of that post, more than 430,000 “Beyoncé” albums were sold on iTunes for $15.99 per download.

Of course, the wildly popular album would have been a hot product no matter how Beyoncé chose to promote it, but the story is yet another testament to the power of social media, says marketing entrepreneur Robert Danard, CEO of Spriza, Inc. www.spriza.com, a global social network for group prizes from major brands.

“It’s no secret that the 18- to 34-year-old demographic is the most coveted one – they are the future of any product, and if you want to reach them, then you have to have a social media strategy,” says Danard, who started his career a decade ago by founding an early social media site.

“Beyoncé saved her record company plenty of money in traditional promotions, which would have been all but useless since her target audience is on social media.”

Danard discusses social media marketing and the trends that are currently unfolding.

  The “attention economy:” This refers to the demand for companies to focus on multiple social media sites, and the underlying human need to be validated through acknowledgement. How do young adults define their worth? Increasingly, it’s through the numbers of “likes,” “re-tweets” and “follows” they get on social media. Companies that acknowledge and engage with individual users in real time help validate their self worth and quickly turn them into brand fans.

  Creating winning circles of friends: Brands increasingly are recognizing the power of social media recommendations from friends. This referral process can be harnessed by offering real value, and incentives, to those who make recommendations. Danard points to his own site, Spriza (as in “surprise”), which encourages sharing by offering a memorable experience to the winner and the friends with whom he or she shared. For instance, a grand prize currently up for grabs will award 10 winners $1,000 cash each. All entrants will also have a chance to participate in the contingent (game of chance) draw to win a condo valued at $150,000.

  The future of customer service: Millennials trust the social media format, despite its potential for fraud and misrepresentation, more than government, businesses or religious institutions, according to a recent report by the global public relations firm Edelman. Many companies, including American Airlines, are focusing more of their customer service resources to answer complaints via social media. This can speed complaint resolution, and it makes businesses and their customer service departments more accountable because users can see when, if and how complaints are resolved.

  Socially enriched sales: People like to be engaged online, and they like to buy things, but they don’t like to be sold products in the traditional way. Companies currently experiencing the most success online are not lazy about it; they don’t buy fake friends and followers. They engage, entertain, nurture relationships and build on shared values with their outreach.

About Robert Danard

Rob Danard is the CEO and head of business development for Spriza, Inc .www.spriza.com, a marketing system that allows companies to quickly and cost-effectively promote a product or service by attracting widespread interest from a targeted audience. He is an entrepreneur and business development specialist who brings more than 10 years of diverse experience in the private and public sectors. He started his career in the world of online technology, founding one of the first social networking sites, a wireless encryption company and a media and entertainment marketing company. Danard has worked as an independent consultant to various media firms assisting in valuations, assessment, development and deal flow.